Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders of
Hersha Hospitality Trust:

We consent to the incorporation by reference in the registration statements (No. 333-82666, No. 333-113058, No. 333-142073, No. 333-142075, No. 333-147113, No. 333-156661, No. 333-163122, No. 333-163123, No. 333-167891, No. 333-169658, No. 333-174029) on Form S-3 and (No. 333-122657, No. 333-151314, No. 333-179847) on Form S-8 of Hersha Hospitality Trust and subsidiaries of our report dated August 30, 2012,  with respect to the combined consolidated balance sheet of Metro 29th Street Associates, LLC as of December 31, 2011, and the related combined consolidated statements of operations, equity, and cash flows for the year then ended, which report appears in the accompanying Current Report on Form 8-K/A of Hersha Hospitality Trust.

/s/ KPMG LLP

Philadelphia, Pennsylvania
August 30, 2012